UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 20, 2007

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

(Registrant’s telephone number, including area code) (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

Wideband Detection Technologies, Inc., a subsidiary of UTEK Corporation (AMEX & LSE-AIM: UTK), was acquired by MachineTalker, Inc. in a tax-free stock-for-stock exchange. MachineTalker, Inc. issued 3,000,000 shares of unregistered common stock to UTEK Corporation in exchange for 100% of the issued and outstanding shares of Wideband Detection Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration will be determined based on a valuation in accordance with UTEK’s valuation policy as of the closing date of the transaction.

Wideband Detection Technologies, Inc. owns a license to the GuardDog sensor, developed at the Lawrence Livermore National Laboratory (LLNL). This technology provides an array of sensors that can monitor an area for intrusion detection and relay the sensed data to a satellite or another receiver. The basic GuardDog sensors may be used to detect motion or be deployed in “wake-up” scenarios where they can trigger other devices such as cameras or radiation detectors. More sophisticated GuardDog sensors may be used to distinguish human activity from motions generated by wildlife, wind, etc., and the sensors can track and record the exact locations of the activity. The sensor’s ultra-wideband (UWB) signals can be used in heavily “cluttered” environments found in dense urban areas, as well as in indoor environments that contain metallic and concrete obstacles such as in warehouses, and inside cargo containers.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable

(c)	Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2007	UTEK CORPORATION

/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer